Exhibit 99.1

Bowne & Co., Inc.
 55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871
NEWS RELEASE

Investor Relations Contact:	Media Contact:
John J. Walker	Pamela Blum
SVP & Chief Financial Officer	Director, Corporate Communications
212-658-5804	212-658-5884
john.walker@bowne.com	pamela.blum@bowne.com

FOR IMMEDIATE RELEASE
BOWNE & CO. REPORTS SECOND QUARTER 2008 RESULTS
Generates Gross Profit of $87 Million and Segment Profit of $30 Million
NEW YORK, August 11, 2008— Bowne & Co., Inc. (NYSE: BNE), a global leader in shareholder and marketing communications services, today announced profitable second quarter and year-to-date operating results in a difficult capital markets environment.
Revenue was $237.0 million in the second quarter of 2008 compared to $262.2 million in the second quarter of 2007, a decline of $25.2 million, or 9.6%. In the second quarter of 2008, the Company generated gross profit of $86.9 million, with a 36.7% gross margin contribution, compared to $100.3 million and a 38.2% gross margin contribution in the prior year period. Segment profit was $30.1 million in the second quarter of 2008 compared to $39.6 million in second quarter of 2007. Segment profit margin in the second quarter of 2008 was 12.7%, compared to 15.1% in the second quarter of 2007. Income from continuing operations was $2.0 million, or $0.07 per diluted share, compared to $15.8 million, or $0.49 per diluted share, in the second quarter of 2007.
For the six months ended June 30, 2008, revenue was $445.8 million, down 6.0% from $474.2 million reported for the first six months of 2007. In the first half of 2008, the Company generated gross profit of $157.5 million, with a 35.3% gross margin contribution, compared to $182.4 million and a 38.5% gross margin contribution in the comparable prior year period. Segment profit was $42.8 million in the first half of 2008 compared to $61.6 million in the first half of 2007. Segment profit margin in the first half of 2008 was 9.6%, compared to 13.0% in the first half of 2007. Income from continuing operations was $3.9 million, or $0.14 per diluted share for the six months ended June 30, 2008, compared to $26.0 million, or $0.82 per diluted share, in the first half of 2007.
Pro forma income from continuing operations totaled $12.8 million in the second quarter of 2008 and $16.3 million for the 2008 year-to-date period, compared to $18.0 million and $25.9 million, respectively, in the comparable prior year periods. This resulted in diluted earnings per share of $0.42 in the second quarter of 2008 and $0.55 for the 2008 year-to-date period, compared to $0.56 and $0.81, respectively, in the comparable 2007 periods. (See page 10, Pro Forma Supplemental Income Information, for a reconciliation between the non-GAAP financial measures and the Company’s Condensed Consolidated Statements of Operations.)
“We’re pleased that we achieved $43 million in segment profit during the first half of the year,” said David J. Shea, Chairman and Chief Executive Officer. “We’ve been proactive in implementing a number of cost saving measures and made significant progress on the integration of our recent acquisitions, all of which will benefit us on an ongoing basis. Given the significant decline in capital markets activity, we are adjusting our annual guidance downward, which is outlined later in the release.”
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Additional comments on the operating results in the second quarter and first half of 2008 are provided below.
Revenue:
Capital markets services revenue, formerly referred to as transactional revenue, was $66.0 million in the second quarter of 2008, which is $16.1 million, or 19.6%, lower than the comparable 2007 period. For the first half of 2008, capital markets services revenue was $116.3 million, which is $28.1 million, or 19.5%, lower than the first half of 2007. This decrease is directly related to the decline in overall capital markets activity, with overall filing activity decreasing 29% during the quarter and 31% during the first half of 2008. The decline in the Company’s capital markets services revenue was partially offset by an increase in revenue from Bowne Virtual Dataroom™ (VDR). VDR revenue, which is now reported as part of capital markets services revenue, increased 5% for the quarter and 62% year-to-date, to $3.6 million and $6.6 million, respectively.
Shareholder reporting services revenue, which includes compliance reporting, investment management services and translations services revenue, was $122.5 million and $228.1 million for the second quarter of 2008 and year-to-date periods, a decline of 11.5% and 4.9%, respectively, compared to the comparable 2007 periods. For the second quarter of 2008 and year-to-date periods, compliance reporting revenue decreased approximately 17.6% and 9.0%, investment management services revenue decreased 5.7% and 1.7%, and translations services revenue increased 38.1% and 22.0%, respectively. Compliance reporting revenue in 2007 benefited from new SEC regulations regarding executive compensation proxy disclosures, and revenue from special notice and proxy filings in 2007 that did not recur in 2008. The decrease in revenue from investment management services is primarily the result of one-time jobs in 2007 and the timing of certain projects, offset by revenue gained through the acquisition of GCom2 Solutions, Inc. (“GCom”) in February 2008.
Marketing and business communications services revenue increased $8.4 million, or 27.6%, to $39.0 million during the second quarter of 2008, and increased $15.2 million, or 22.5%, to $82.5 million during the first half of 2008. The increase in revenue is due to revenue contributions from the acquisitions of the digital print division of Rapid Solutions Group (“RSG”), Alliance Data Mail Services (“Alliance”), and GCom.
Acquisition activity and integration of acquired businesses: The Company has made substantial progress in the integration of its recent acquisitions of Alliance, acquired in November 2007; GCom, acquired in February 2008; and RSG, acquired in April 2008. Together, these acquisitions contributed approximately $18.6 million in revenue during the second quarter, and $29.2 million during the first half of 2008. As previously noted, diversifying Bowne’s revenue stream has been a strategic goal during the past several years and the revenue contributions from the acquisitions of RSG, Alliance and GCom will continue to support this objective. The integration of these acquired businesses has been substantially completed during the third quarter.
In addition, on July 1st, 2008 the Company acquired the US-based assets and operating business of Capital Systems, Inc. (“Capital”), a leading provider of financial communications services based in mid-town Manhattan, for approximately $13 million.
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With 2007 revenue of approximately $48 million, the acquisition of Capital enables Bowne to expand its leadership position in the New York market and further expand its investment, compliance and capital markets services. Given the downturn in capital markets activity, the Company expects Capital to contribute approximately $15 million in revenue during the second half of 2008. The integration of this business was substantially completed during July.
The annualized revenue from the four recently completed acquisitions is expected to approximate $110 to $120 million. It is estimated that these acquisitions will generate incremental annualized segment profit of approximately $25 to $30 million.
Segment Profit: The Company generated segment profit of $30.1 million in the second quarter and $42.8 million year to-date, compared to $39.6 million and $61.6 million in the comparable prior year periods, a decline of 24% and 31%, respectively. The Company’s segment profit margin as reported in the quarter and year-to-date periods was 12.7% and 9.6%, respectively. Excluding the impact of the aforementioned recent acquisitions, the segment profit margin was 13.6% and 10.3 % for the quarter and year-to-date periods, respectively. The decline in revenue and the inclusion of the operating results of our recent acquisitions are the primary drivers of the reduction in segment profit margin in the second quarter and first half of 2008. The Company is in the early stages of integrating the strategic acquisitions it made in the fourth quarter of 2007 and first half of 2008. The Company expects it will begin to realize the benefits of synergies and cost reductions related to these acquisitions starting in the third quarter of 2008.
Balance Sheet and Cash Flow: The Balance Sheet at June 30, 2008 includes $37.7 million in cash and marketable securities, which is $66.1 million lower than the prior year-end. This decline reflects a decrease in operating income, the normally high seasonal working capital usage in the first half of the year, $10.0 million in capital expenditures and the utilization of cash to help fund the acquisitions of GCom and RSG.
Average days sales outstanding was 68 days for both the six months ended June 30, 2008 and 2007. Work-in-process inventory was $16.8 million at June 30, 2008 compared to $20.8 million at June 30, 2007. As of June 30, 2008 the Company had $48 million outstanding under its $150 million five-year senior, unsecured revolving credit facility that expires in May 2010. As of today, the Company has $39 million outstanding under this facility.
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Business Outlook: The Company is revising its business outlook for 2008 for the following:
▪	to reflect its recent acquisitions. The acquisition of Alliance and GCom were included in the original guidance provided in March 2008; however, the acquisitions of RSG and Capital were not contemplated as part of the original guidance. The Company substantially completed the integration of these acquired businesses in the third quarter of 2008, and is beginning to realize the benefits resulting from the operating efficiencies and cost reduction synergies. As noted earlier, the annualized revenue from these four acquisitions is estimated at $110 to $120 million, and the segment profit on an annual basis is estimated at $25 to $30 million. The Company expects that these four acquisitions will contribute approximately $80 to $85 million in revenue and $9 to $11 million in segment profit in 2008 to Bowne’s consolidated operating results.

▪	to reflect the estimated impact of the reduction in the Company’s workforce that was completed late in the second quarter of 2008. As previously announced, the Company reduced its workforce as part of its ongoing efforts to consolidate its operations, as well as in response to the downturn in capital markets activity. This included the elimination of approximately 270 positions, excluding the impact of staff reductions associated with the integration of recent acquisitions. The reduction in workforce was enterprise-wide and included a broad range of functions as well as the continued consolidation of manufacturing and fulfillment capabilities. The annual cost savings as a result of these efforts are expected to approximate $21 to $23 million, with the savings in 2008 expected to approximate $11 to $13 million.

▪	to reflect the continued downturn in capital markets activity through the remainder of the year, the Company is estimating its revenue in 2008 from transactional services in the $220 to $245 million range.
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The Company notes that forward-looking statements of future performance made in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the Company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets.

	Original 2008	Updated 2008
(in millions, except per share amounts)	Outlook (1)	Outlook (1)
Revenue:	$845 to $920	$825 to $870
Transactional	$245 to $275	$220 to $245
Non-transactional	$600 to $645	$605 to $625
Segment Profit (2)	$77 to $107	$65 to $80
Restructuring, integration and asset impairment charges	$7 to $10	$21 to$24
Depreciation and amortization	$29 to $31	$30 to $32
Interest expense	$6 to $6.5 (3)	$6 to $6.5(3)
Diluted E.P.S. from continuing operations	$0.70 to $1.25	$0.20 to $0.45
Diluted E.P.S. from continuing operations-pro forma (4)	$0.88 to $1.43	$0.65 to $0.90
Diluted shares (5)	32.4	28.0
Capital expenditures	$19 to $21	$20 to $23

(1)	The original outlook includes the full-year estimated results of the November 2007 acquisition of Alliance and ten months of results from the acquisition of GCom, which was completed on February 29, 2008. The updated outlook also includes nine months of results from the acquisition of RSG, which was acquired on April 9, 2008, and six months of results from the acquisition of Capital, which was acquired on July 1, 2008.

(2)	Excludes restructuring, integration and asset impairment charges.

(3)	Assumes that the Convertible Subordinated Debt ($75 million) which has a put/call date of October 1, 2008, will remain in place for all of 2008, or if put by the Note Holders, will be replaced with a similar facility.

(4)	Pro forma has been adjusted to exclude the charges discussed in Note 2 above.

(5)	The original outlook includes the impact of the potential dilution from the Convertible Subordinated Debt (4,058,445 shares). The updated outlook does not include this impact, since the effect would be anti-dilutive, due to the lower projected operating results. At August 1, 2008, 27.0 million shares were outstanding. In addition, another 1.0 million shares from the potential dilutive effect of stock options and deferred stock units is assumed.
Bowne & Co., Inc. will hold its earnings conference call to review its 2008 second quarter results on Wednesday, August 13, 2008, at 11 a.m. Eastern Time. To join the Webcast, log on to http://www.bowne.com. To access the call via telephone, please dial (877) 407-8033 (domestic) or (201) 689-8033 (international), conference ID # 292093.
About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical capital markets communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,700 employees in 60 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.
[Tables follow]

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations
(unaudited)

	For the Periods Ended June 30,
	Quarter		Year-to-Date
(in thousands, except per share information)	2008	2007	2008	2007
Revenue	$237,008	$262,198	$445,775	$474,220
Expenses:
Cost of revenue	(150,098)	(161,916)	(288,261)	(291,814)
Selling and administrative	(56,800)	(60,636)	(114,762)	(120,830)
Depreciation	(7,506)	(7,006)	(14,136)	(14,013)
Amortization	(991)	(462)	(1,579)	(795)
Restructuring, integration and asset impairment charges[1]	(17,479)	(7,938)	(20,034)	(10,048)

	(232,874)	(237,958)	(438,772)	(437,500)

Operating income	4,134	24,240	7,003	36,720
Interest expense	(1,823)	(1,382)	(3,332)	(2,704)
Other income, net	1,424	242	2,190	521

Income from continuing operations before income taxes	3,735	23,100	5,861	34,537
Income tax expense[2]	(1,692)	(7,267)	(2,005)	(8,520)

Income from continuing operations	2,043	15,833	3,856	26,017
Net (loss) income from discontinued operations	(285)	(136)	(863)	359

Net income	$1,758	$15,697	$2,993	$26,376

Earnings per share from continuing operations:
Basic	$0.07	$0.56	$0.14	$0.91
Diluted	$0.07	$0.49	$0.14	$0.82
(Loss) earnings per share from discontinued operations:
Basic	$(0.01)	$0.00	$(0.03)	$0.01
Diluted	$(0.01)	$0.00	$(0.03)	$0.01
Total earnings per share:
Basic	$0.06	$0.56	$0.11	$0.92
Diluted	$0.06	$0.49	$0.11	$0.83
Weighted-average shares outstanding:
Basic	27,549	28,384	27,301	28,571
Diluted[3]	27,834	33,171	27,755	33,209
Dividends per share	$0.055	$0.055	$0.11	$0.11

[1]	2008 includes charges of approximately $3.8 million for the quarter and $4.9 million year-to-date related primarily to the integration of the acquisitions of Alliance (November 2007), GCom (February 2008) and RSG (April 2008). Also included in the 2008 second quarter and year-to-date periods are charges of approximately $13.7 million and $15.2 million, respectively, related to workforce reductions and facility closures. 2007 includes charges of approximately $0.4 million for the quarter and $1.4 million year-to-date related to the integration of the January 2007 acquisition of St Ives Financial. Also included in the 2007 quarter and year-to-date periods are charges of $5.7 million related to the consolidation of leased space at 55 Water Street in New York City.

[2]	In 2007, the Company recorded a tax benefit of $2.7 million for the quarter related to the settlements of audits of its 2002-2004 federal income tax returns. The Company recorded a net tax benefit of $6.3 million for the 2007 year-to-date period related to the settlements of the aforementioned audits and the settlement of the audit of the 2001 federal income tax return that was completed in the first quarter of 2007.

[3]	Includes the potential dilution from the Convertible Subordinated Debt of 4,058,445 shares for the quarter and year-to-date periods ended June 30, 2007. In addition, net income used in the calculation of diluted earnings per share has been adjusted to reflect the addition of interest expense, net of tax, related to the Convertible Debt. These shares are not included in the diluted share count for the quarter and year-to-date periods ended June 30, 2008 since the effect would be anti-dilutive.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	June 30,	Dec. 31,
	2008	2007
(in thousands)	(unaudited)
Assets
Cash and cash equivalents	$37,598	$64,941
Marketable securities	88	38,805
Accounts receivable, net	187,623	134,489
Inventories	27,197	28,789
Prepaid expenses and other current assets	56,535	43,198

Total current assets	309,041	310,222

Property, plant and equipment, net	130,346	121,848
Goodwill and other intangibles, net	87,263	45,451
Other assets	33,573	31,896

Total assets	$560,223	$509,417

Liabilities and Stockholders’ Equity
Current portion of long-term debt and capital lease obligations [1]	$75,824	$75,923
Accounts payable and accrued liabilities	130,712	125,350

Total current liabilities	206,536	201,273

Long-term debt and capital lease obligations	49,525	1,835
Deferred employee compensation	35,735	36,808
Deferred rent and other	19,314	19,022
Stockholders’ equity	249,113	250,479

Total liabilities and stockholders’ equity	$560,223	$509,417

[1]	As a result of the redemption/repurchase features of the Company’s $75 million Convertible Subordinated Debentures in October 2008, this debt is classified as current debt as of June 30, 2008 and December 31, 2007.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended June 30,
(in thousands)	2008	2007
Cash flows from operating activities:
Net income	$2,993	$26,376
Net loss (income) from discontinued operations	863	(359)
Depreciation and amortization	15,715	14,808
Asset impairment charges	—	3,393
Changes in assets and liabilities, net of acquisitions, discontinued operations and certain non-cash transactions	(54,731)	(44,355)
Net cash used in operating activities of discontinued operations	(1,287)	(3,032)

Net cash used in operating activities	(36,447)	(3,169)

Cash flows from investing activities:
Purchase of property, plant and equipment	(10,032)	(10,942)
Purchase of marketable securities	(5,000)	(9,600)
Proceeds from the sale of marketable securities and other	39,838	36,602
Acquisition of businesses, net of cash acquired	(61,187)	(12,588)

Net cash (used in) provided by investing activities	(36,381)	3,472

Cash flows from financing activities:
Payments of capitalized lease obligations	(542)	(548)
Proceeds from borrowings under revolving credit facility	48,000	—
Proceeds from stock options exercised	732	10,780
Payment of dividends	(2,926)	(3,070)
Purchases of treasury stock	—	(18,726)
Other	221	621

Net cash provided by (used in) financing activities	45,485	(10,943)

Net decrease in cash and cash equivalents	(27,343)	(10,640)
Cash and cash equivalents—beginning of period	64,941	42,986

Cash and cash equivalents—end of period	$37,598	$32,346

BOWNE & CO., INC.
(NYSE: BNE)
Segment Information
(unaudited)
During the first quarter of 2008, the Company was realigned to operate as a unified company and no longer operates as two separate business units. As such, the Company now has one reportable segment, which is consistent with how the Company is structured and managed. The results of operations for the three and six months ended June 30, 2008 and 2007 reflect this current presentation.
Management uses segment profit to evaluate Company performance. Segment profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, restructuring, integration and asset impairment charges, and other expenses and other income. Segment profit is measured because management believes that such information is useful in evaluating the Company’s results relative to other entities that operate within our industy. Our segment profit is also used as the primary financial measure for purposes of evaluating financial performance under the Company’s annual incentive plan.

	For The Periods Ended June 30,
	Quarter		Year-to-Date
(in thousands)	2008	2007	2008	2007
Capital markets services revenue	$65,994	$82,118	$116,308	$144,448
Shareholder reporting services revenue:
Compliance reporting	66,529	80,755	119,977	131,784
Investment management	50,974	54,063	99,040	100,718
Translation services	5,005	3,623	9,038	7,411

Total shareholder reporting services revenue	122,508	138,441	228,055	239,913
Marketing & business communications services revenue	39,039	30,602	82,519	67,343
Commercial printing and other revenue	9,467	11,037	18,893	22,516

Total revenue	237,008	262,198	445,775	474,220
Cost of revenue	(150,098)	(161,916)	(288,261)	(291,814)

Gross margin	86,910	100,282	157,514	182,406
Selling and administrative expenses	(56,800)	(60,636)	(114,762)	(120,830)

Segment profit	$30,110	$39,646	$42,752	$61,576

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Condensed Consolidated Statements of Operations
(unaudited)
Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges and tax benefits associated with tax refunds. The Company believes that the presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

	For the Periods Ended June 30,
	Quarter		Year-to-Date
(in thousands, except per share information)	2008	2007	2008	2007
Net income from continuing operations	$2,043	$15,833	$3,856	$26,017
Add back: (net of pro forma tax effect)
Restructuring, integration and asset impairment charges[1]	10,743	4,881	12,483	6,179
Tax benefit associated with tax refunds received and related reduction of tax liability[2]	—	(2,734)	—	(6,328)

Income from continuing operations, pro forma	$12,786	$17,980	$16,339	$25,868

Earnings per share from continuing operations:
Basic	$0.07	$0.56	$0.14	$0.91
Diluted	$0.07	$0.49	$0.14	$0.82
Earnings per share from continuing operations—pro forma:
Basic	$0.46	$0.63	$0.60	$0.91
Diluted	$0.42	$0.56	$0.55	$0.81
Weighted-average shares outstanding:
Basic	27,549	28,384	27,301	28,571
Diluted[3]	31,892	33,171	31,813	33,209

[1]	In 2008, restructuring, integration and asset impairment charges of $17.5 million for the quarter and $20.0 million year-to-date are net of tax benefits of $6.8 million and $7.5 million, respectively. In 2007, restructuring, integration and asset impairment charges of $7.9 million for the quarter and $10.0 million year-to-date are net of tax benefits of $3.0 million and $3.8 million, respectively.

[2]	In 2007, the Company recorded a tax benefit of $2.7 million for the quarter related to the settlements of audits of our 2002-2004 federal income tax returns. The Company recorded a tax benefit of $6.3 million for the 2007 year-to-date period related to the settlement of the aforementioned audits and the settlement of the audit of the 2001 federal income tax return which was completed in the first quarter of 2007.

[3]	The weighted-average diluted shares outstanding used to calculate the pro forma EPS for the quarter and year-to-date periods ended June 30, 2008 and 2007 includes the potential dilution from the Convertible Subordinated Debt of 4,058,445 shares. Net income used in the calculation of diluted earnings per share has been adjusted to reflect the addition of interest expense, net of tax, related to the convertible debt.
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